Exhibit 8.1
Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries:

Name	Place of Incorporation
1. International Farmland Holdings LP	Delaware, United States
2. Adecoagro LP	Delaware, United States
3. ONA Ltd.	Malta
4. TOBA Ltd.	Malta
5. Kadesh Hispania S.L.	Spain
6. Leterton España S.L.	Spain
7. Adeco Agropecuaria S.A.	Argentina
8. Pilagá S.A.	Argentina
9. Cavok S.A.	Argentina
10. Establecimientos El Orden S.A.	Argentina
11. Agro Invest S.A.	Argentina
12. Forsalta S.A.	Argentina
13. Agrícola Ganadera San José S.R.L.	Argentina
14. Santa Regina Agropecuaria S.R.L.	Argentina
15. Bañado del Salado S.A.	Argentina
16. Dinaluca S.A.	Argentina
17. Ladelux S.A.	Uruguay
18. Kelizer S.A.	Uruguay
19. Adecoagro Uruguay S.A.	Uruguay
20. Adeco Brasil Participações S.A.	Brazil
21. Adeco Agropecuária Brasil S.A.	Brazil
22. Usina Monte Alegre Ltda.	Brazil
23. Angélica Agroenergia Ltda.	Brazil
24. Fazenda Mimoso Ltda.	Brazil
25. Ivinhema Agroenergia S.A.	Brazil

Consolidated Affiliated Entities

Name	Place of Incorporation
1. Grupo La Lácteo Inc.	Alberta, Canada
2. Grupo La Lácteo LP	Alberta, Canada
3. La Lácteo S.A.	Argentina